THIS AGREEMENT is made 17th day of May, 2012

BETWEEN:

TrioResources AG, a Ontario corporation, (the “Purchaser”)

- and -

2023682 Ontario Inc. DBA Canamet Resources and Jeffrey D. Reid,

(the “Vendor”)

The Purchaser and the Vendor agree as follows:

1. The Purchaser shall purchase from the Vendor and the Vendor shall sell to the Purchaser, as a going concern, the Vendor’s Assets (the “Assets”) and all the assets and rights used in carrying on the Business other than cash on hand and in the bank or other similar depository (the “Purchased Assets”) including:

(a)	Property Parcel 1. PT E 1/2 of N 1/2 Lot 3 CON 4 as in NP 1503 S/T NL 10177 Coleman District of Temiskaming

(b)	Property Parcel 2. SW ¼ of N ½ Lot 3 Con 4 as in NP1644 S/T NLT 17839 Coleman District of Temiskaming

(c)	Real Property Including the Two buildings, Office/locker room, 40 foot Storage Container, Portable loading ramps

(d)	Inventory of Cobalt/Silver feedstock on the property approximately 4,000 metric tons

(e)	All Equipment including Cat 235B Excavator, 22x13 Jaw Crusher, Vibratory Screeners, 2 Cat Diesel 300 KVA Generators, Gehl Skid Steer 330, Lift Truck, Digital Scale, and High Speed bagging equipment but excluding Mill Equipment.

(f)	Patented Claims 1831 NND and Patented Claim 3694NND.

2	The purchase price payable for the Purchased Assets of $600,000 (the “Purchase Price”) shall be allocated in accordance with Schedule A and shall be paid as follows:

(i)	cash of $100,000.00 CDN (“Cash”); and

(ii)	a Vendor Note representing $500,000 which shall be automatically convertible into common shares of the Company upon the completion of a Go-Public Transaction. The convertible price of the shares shall be the average 5 day BID price of the stock within 30 days of the company going public The Vendor Note shall bear interest at the rate of [3%] per annum starting 12 months after closing. The interest shall be accrued and be added to the principal of the Vendor Note for the purposes of determining the number of shares in on a Go-Public Transaction.

3	The transaction shall be completed on 15th day of June, 2012 (the “Closing Date”) at 12 a.m. at Pickering when the Purchaser shall pay the Cash to the Vendor by negotiable certified cheque or bank draft, subject to the adjustments provided for herein, against delivery of the documents to be delivered by the Vendor to the Purchaser hereunder on the Closing Date.

4	Real property taxes, electricity, water, fuel and shall be appropriately adjusted between the Vendor and the Purchaser as of the Closing Date.

5	The Purchaser shall assume the Vendor’s obligations with respect to liabilities in respect of which an adjustment is made pursuant to section 4. but shall not assume any other liabilities or obligations of the Vendor. The Vendor shall indemnify and hold the Purchaser harmless against all loss, costs or damages which the Purchaser may suffer as a result of the assertion against the Purchaser at any time after the Closing Date by any person, firm or corporation of any failure or alleged failure of the Vendor to perform or satisfy any of its liabilities or obligations other than those assumed by the Purchaser hereunder.

6	On the Closing Date the Vendor shall deliver to the Purchaser:

a.	all conveyances, bills of sale, transfers, assignments, consents and other documents necessary to vest in the Purchaser good and marketable title, free and clear of all liens, charges and encumbrances, to the Purchased Assets;

b.	evidence satisfactory to the Purchaser that the Vendor has complied with the Bulk Sales Act (Ontario) and that all taxes payable by the Vendor under the Retail Sales Tax Act (Ontario) have been paid;

c.	evidence satisfactory to the Purchaser that all necessary corporate action (including shareholder approval) has been duly taken to approve this agreement and the sale of the Purchased Assets hereunder.

7	From time to time after the Closing Date, the Vendor shall deliver to the Purchaser such further documents and take such further action as the Purchaser may reasonably request to convey, transfer and assign the Purchased Assets to the Purchaser.

8	Until the Closing Date the Vendor shall:

a.	conduct the Business in the ordinary course and maintain the goodwill of the Business;

b.	not enter into any contract, commitment or transaction pertaining to the Business except as necessary to conduct the Business in the ordinary course;

c.	not increase wages, salaries or other compensation of any employee of the Business;

d.	not sell, dispose of or encumber any of the Purchased Assets other than inventories used in the ordinary course of the Business;

e.	give to Purchaser’s representatives full access during business hours to all assets, agreements and records relating to the Business and furnish them with such information as they may reasonably request.

9	The Purchased Assets shall remain at the risk of the Vendor up to the Closing Date. If any of the Purchased Assets are lost, damaged or destroyed the Purchaser may, at its option, either terminate this agreement or complete the purchase and have all proceeds of insurance paid to it.

a.	it owns and has good and marketable title, free and clear of all liens, charges and encumbrances (except for liens for current taxes not yet due) to all of the Purchased Assets and has the right to sell them to the Purchaser;

b.	it is a resident of Canada under the Income Tax Act (Canada);

c.	all facts relating to the Business and the Purchased Assets which would be material to an intending purchaser of the Purchased Assets and the Business have been disclosed to the Purchaser; and

d.	the foregoing warranties will be true on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

10	All representations, warranties and agreements contained herein shall survive the closing of the transaction and shall continue for the applicable limitation period.

11	All representations, warranties and agreements of the Vendor herein may, at the Purchaser’s option, be treated as conditions, the breach of any of which will entitle the Purchaser to terminate this agreement.

12	Time is of the essence of this agreement.

13	This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

TrioResources AG

by:	/s/ Angelo Boujos
Angelo Boujos
President

2023682 Ontario Inc.

by:	/s/ Jeffrey Reid
Jeffrey Reid
President

DBA Canamet Resources.

by:	/s/ Jeffrey Reid
Jeffrey Reid
President

Jeffrey Reid.

by:	/s/ Jeffrey Reid
Jeffrey Reid

SCHEDULE A

Purchased Assets

	A	Mining Equpt
TrioResources AG Inc.	B	Moterized Equpt
	C	Generators/Furances
	D	Containers

			PURCHASE		AMORT/
BREAKDOWN OF PURCHASE AND SALE AGREEMENT			PRICE	LIFE	YEAR

Crusher	1	A	$75,000	5	15000	1,250
Generator	2	A	$60,000	5	12000	1,000
Cat Excavator 235B	1	B	$45,000	5	9000	750
Screener & Conveyor	1	A	$40,000	5	8000	667
Bagger	1	A	$25,000	5	5000	417
Digital Scale	1	A	$5,000	5	1000	83
Office/Locker Room	1	D	$10,000	5	2000	167
Storage Container	1	D	$1,000	5	200	17
Furnaces	2	C	$16,000	5	3200	267
Ball Mill	1	A	$55,000	5	11000	917
Lift Truck	1	B	$3,000	5	600	50
Skid Steer	1	B	$30,000	5	6000	500
Compressor	1	B	$800	5	160	13
Gas Generators	1	B	$1,000	5	200	17
Tools	1	E	$10,000	5	2000	167
					75360	6282

EQUIPMENT			$376,800

BUILDING/CLAIMS			$95,200	20	4,760	396.6667

INVENTORY	4000 MT @ $32		$128,000

TOTAL PURCHASE			$600,000

SCHEDULE A - Page i